SCHEDULE 14A

                               (RULE 14A-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (Amendment No. )

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          First Union Real Estate Equity and Mortgage Investments
          -------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                           Gotham Partners, L.P.
          -------------------------------------------------------
                  (Name of Person Filing Proxy Statement)

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                           GOTHAM PARTNERS, L.P.
                       110 East 42nd Street, 18th Fl.
                             New York, NY 10017
                               (212) 286-0300

                                                                May 8, 1998

Dear Shareholder:

     Ever since Gotham presented its shareholder proposals to First Union, the Board of Trustees and the Company's management have stopped at nothing to prevent shareholders from considering our proposals at the upcoming special meeting.

 .    Management and the Board of Trustees have attempted  unsuccessfully to deny you the right to vote for an alternative board slate by bringing State and Federal litigation against Gotham.

 .    Management   and  the  Board  of  Trustees   have  presided  over  the
     destruction   of   shareholder   value   and  have   missed   enormous
     opportunities because of their stubborn unwillingness to consider a sale or merger of the Company until the value of the Company's paired-share structure was rendered worthless.

 .    Management  and the Board of Trustees'  actions have led to a dramatic decline in the Company's fundamental economic performance.

 .    Management and the Board of Trustees, realizing that their time at the helm was likely to come to an end, put in force golden parachutes which will award millions of dollars to senior management in the event Gotham is successful and the Board does not approve Gotham's nominees.

IS THIS THE MANAGEMENT TEAM AND BOARD OF TRUSTEES THAT YOU WANT TO REPRESENT YOUR INTERESTS?

     We believe First Union shareholders deserve better. By signing and returning the enclosed White and Blue proxy card, you can help Gotham and its nominees bring dynamic leadership and a brighter future to First Union.

                        MANAGEMENT'S RECORD TO DATE

1.   Five Years of Woeful Performance

     First and foremost is the woeful performance of the Company's existing management, led by the current Chairman, President and CEO, James Mastandrea. First Union's stock price is actually lower today ($10 3/8 at the close on 5/7/98) than it was on the day Mr. Mastandrea signed his extremely lucrative employment contract ($10 1/2 at the close on 7/19/93). By comparison, the S&P 500 Index has more than doubled (up 145%) during this period. Even more glaring is the outperformance of the other paired-share REITs during this period. The stock price of Starwood Hotels & Resorts has risen 544%. The stock price of Patriot American Hospitality has risen 362%. Don't think Mr. Mastandrea has made up for this lack of stock price performance through dividend growth - the Company's dividend has actually declined 39% during Mr. Mastandrea's tenure.

2. Current Management Never Took Advantage of the Company's Paired-Share Structure. The Cost to Shareholders is Potentially Hundreds of Millions of Dollars.

     The Board of Directors of every other paired-share REIT, when they became aware of the potential value of the paired-share structure, did the right thing. They hired a well-regarded investment bank and sought proposals from potential merger partners, creating tremendous value for shareholders. To give you one example, Santa Anita Realty Company shareholders received a more than $200 million premium to the value of the company's net assets for their paired-share structure. Before First Union's three dilutive equity offerings, that $200 million would have meant an $11.00 premium to shareholders on top of the Company's net asset value, which at the time we estimated to be approximately $10 per share.

     Today legislation was approved in the Senate that if enacted would substantially limit the utility of the paired-share structure. As a result, it is probably too late to realize significant value from the structure. Gotham is incredulous that this opportunity has slipped through the fingers of the Company's leadership, and believes that the current board and management must be held accountable.

3.   Recently  Announced  1st  Qtr.  Results  Show a  Continuation of  Poor
Performance

     The Company's First Quarter 1998 Funds From Operations (FFO) declined 50% when compared with the same period last year. Management blamed the decline on the proxy fight with Gotham. Even excluding the proxy costs, however, FFO declined 35% when comparing the quarterly results. We believe it is unlikely for this trend to improve with Mr. Mastandrea in charge.

     One notable issue made public in First Union's results was that the manufacturing division of the Company's parking subsidiary lost nearly $1,000,000 in the first quarter. For a business that had revenues of approximately $5,000,000 last year, this is an extraordinarily large number. When questioned about this loss on a recent Company conference call, management acknowledged that they know little about managing an equipment business. The Company later was forced to disclose that the CEO of the manufacturing subsidiary was Russell Gifford, a Trustee of the Company and head of the Company's "independent special committee." Mr.
Gifford was forced to step down from this role when his involvement was publicly disclosed.

4.   More of the Same Tired Plans for the Future

     What is current management's plan? It seems from the Company's public statements that current management believes it can keep on purchasing and managing parking lots despite the tax law change. Management has indicated that it expects it can get a "carve out" from Congress, allowing First Union to continue to make parking asset and management acquisitions. We believe it is unlikely that First Union will get any such special exemption. While we believe that the selected purchase of parking lots and parking companies can be good acquisitions for a properly structured REIT and management company working together, First Union management's history of overpayment and poor execution is likely only to lead to further shareholder value destruction.

5.   Management Will Stop at Nothing to Preserve Their Lucrative Employment

     Management has made clear that it will do everything possible to maintain their employment regardless of the cost to shareholders. In a lawsuit brought against Gotham in Ohio state court, the Company attempted to take away Gotham's right to make a shareholder proposal, its right to receive dividends, and its right to vote its shares. If First Union had been successful in their litigation, you would have no alternative to management's slate and proposals.

     Even the Ohio court, which denied the Company's attempt to enjoin Gotham from presenting its proposal and nominations to the shareholders, recognized that senior management's efforts against Gotham were primarily motivated by a desire to keep their jobs. In the ruling against the Company, the court made the following statement:

     . . . the efforts of First Union's management following Gotham's July 14, 1997 letter were primarily motivated by a desire to derail Gotham's efforts to change the Company's course and replace top management. First Union's management's efforts to disenfranchise Gotham do not appear to be designed to protect First Union's REIT status but rather management.

And, just in case the litigation did not work, senior management has obtained lucrative compensation agreements or modifications to existing agreements. For instance, changes to Mr. Mastandrea's compensation package enacted approximately one week before the trial court issued its ruling against First Union could potentially cost the Company, in the event it is sold, an additional $8 Million.

                    GOTHAM HAS PROPOSED A BUSINESS PLAN
                CAREFULLY DESIGNED TO REVITALIZE THE COMPANY

     We have presented in our proxy statement a detailed business plan for the Company that we believe will maximize value for all shareholders. Some of the highlights of our plan are as follows:

 .    Replace  current  senior  management  with capable,  intelligent,  and entrepreneurial managers with substantial real estate investment and operating experience as well as an extensive background in the capital markets, including public and private equity investing.

 .    Create a compensation system that aligns management with shareholders.
     Senior-level   management   will  be   compensated   based   on  their
     contribution to improvements in the Company's per-share economic performance in contrast to the current system which gives management incentives to increase the total number of shares outstanding and total FFO without regard to the dilution caused to shareholders.

 .    Change the Company's  corporate  structure to permit  shareholders  to participate in the purchase of real estate and operating businesses even if the proposed paired-share legislation becomes law.

 .    Acquire  private  family real  estate  businesses  at sensible  prices through carefully structured acquisitions which offer sellers tax-free execution, employment for members of their existing management team, and the benefits associated with share ownership in a Company run for the benefit of its owners.

 .    Partner   with    entrepreneurs    who   control   real   estate   and
     real-estate-intensive operating businesses. Acquire their assets for UPREIT or stock consideration and form exclusive joint venture arrangements to pursue future business opportunities taking advantage of these entrepreneurs' skills and local market knowledge.

Our plan, which is more fully presented in our Proxy Statement, contains other details on pages four to eight. We encourage you to read our proxy statement for a more complete description of our proposal.

VOTE TODAY FOR GOTHAM AND AGAINST THE CURRENT BOARD BY COMPLETING, SIGNING AND DATING THE ENCLOSED WHITE AND BLUE PROXY CARD. VOTE IN FAVOR OF GOTHAM'S PROPOSAL AND NOMINEES AND VOTE AGAINST THE COMPANY'S PROPOSAL.

     Above, we have expressed our views regarding Management and the Board's performance and our plans for the future. If you have any questions, please feel free to call us at (212) 286-0300. Ask for Bill Ackman or David Berkowitz. If you have any questions regarding the voting of your proxies, please call our proxy solicitor, Beacon Hill Partners, at
(800) 755-5001.

                                   Sincerely,

                                   GOTHAM PARTNERS, L.P.